EXHIBIT 10.3
CLEVELAND-CLIFFS INC.
2021 EQUITY AND INCENTIVE COMPENSATION PLAN

CASH INCENTIVE AWARD MEMORANDUM (TSR)

Employee:	PARTICIPANT NAME

Date of Grant:	XXXX

Target Amount of Cash Subject to Award:	$ Cash Granted

Performance Metric:	Relative Total Shareholder Return

Incentive Period:	January 1, 20XX – December 31, 20XX

Additional terms and conditions of your award are included in the Cash Incentive Award Agreement. As a condition to your receipt of this award, you must log on to E*TRADE’s website at www.etrade.com and accept the terms and conditions of this award within 90 calendar days of your Date of Grant. If you do not accept the terms and conditions of this award within such time at www.etrade.com, this award may be forfeited and immediately terminate.
Note: Section 3.1 of the Cash Incentive Award Agreement contains provisions that restrict your activities. These provisions apply to you and, by accepting this award, you agree to be bound by these restrictions.

CLEVELAND-CLIFFS INC.
2021 EQUITY AND INCENTIVE COMPENSATION PLAN
Cash Incentive Award Agreement (TSR)
This Cash Incentive Award Agreement (this “Agreement”) is between Cleveland-Cliffs Inc., an Ohio corporation (the “Company”), and you, the person named in the Cash Incentive Award Memorandum (the “Award Memorandum”) who is an employee of the Company or a Subsidiary of the Company (the "Participant"). For purposes of this Agreement, “Employer” means the entity (the Company or Subsidiary) that employs the Participant on the applicable date. This Agreement is effective as of the Date of Grant set forth in the Award Memorandum.
The Company wishes to award to the Participant the opportunity to earn an amount of cash, subject to the terms and conditions set forth in this Agreement, in order to carry out the purpose of the Cleveland-Cliffs Inc. 2021 Equity and Incentive Compensation Plan (the “Plan”). All capitalized terms not defined in this Agreement shall have the same meaning as set forth in the Plan. See Section 2 of the Plan for a list of certain defined terms.
In the event of a conflict between the terms of this Agreement, the Award Memorandum and the terms of the Plan, the terms of the Plan shall govern. In the event of a conflict between the terms of this Agreement and the Award Memorandum, the terms of this Agreement shall govern.
ARTICLE 1.
Definitions
All terms used herein with initial capital letters shall have the meanings assigned to them in the Plan and the following additional terms, when used herein with initial capital letters, shall have the following meanings:
1.1“Earned Cash Incentive” shall mean the amount of cash earned by the Participant, as determined under Section 2.3.
1.2“Incentive Period” shall be the time period as set forth in the Award Memorandum.
1.3“Market Value Price” shall mean the latest available closing price of a Common Share of the Company or the latest available closing price per share of a common share of each of the entities in the Peer Group, as the case may be, on the New York Stock Exchange or other recognized market if the shares do not trade on the New York Stock Exchange at the relevant time.
1.4“Peer Group” shall mean the group of companies, as more particularly set forth on attached Exhibit A, against which the Relative Total Shareholder Return of the Company is measured over the Incentive Period.
1.5“Performance Objective(s)” shall mean for the Incentive Period the predetermined objectives of the Company with respect to the Management Objectives and any applicable goals established by the Committee and reported to the Board for this award, as more particularly set forth on attached Exhibit B.
1.6“Relative Total Shareholder Return” shall mean for the Incentive Period the Total Shareholder Return of the Company compared to the Total Shareholder Return of the Peer Group, as more particularly set forth on attached Exhibit C.
1.7“Total Shareholder Return” or “TSR” shall mean, for the Incentive Period, the cumulative return to shareholders of the relevant entity during the Incentive Period, measured by the change in Market Value Price per share of a common share of the entity plus dividends (or other distributions, excluding franking credits) reinvested over the Incentive Period, determined on the last business day of the Incentive Period compared to a base measured by the average Market Value Price per share of a common share of the entity on the last business day of the year immediately preceding the Incentive Period. Dividends (or other distributions, excluding franking credits) per share are assumed to be reinvested in the applicable stock on the last business day of the quarter during which they are paid at the then Market Value Price per share, resulting in a fractionally higher number of shares owned at the market price.
ARTICLE 2.
Grant and Terms of Cash Incentive Award
2.1Grant of Cash Incentive Award Opportunity. Pursuant to the Plan, the Company has granted to the Participant the opportunity to earn a percentage (from 0% to 200%) of the target amount of cash as specified in the Award Memorandum (“Cash Incentive Award”), effective as of the Date of Grant.
2.2Performance as Condition of Payment. The Cash Incentive Award evidenced by this Agreement and these terms and conditions shall only result in the payment of cash to the extent such Cash Incentive Award has become an Earned Cash Incentive, as provided in Section 2.3, on the date the Earned Cash Incentive is to be paid as specified in Section 2.5.
2.3Earned Cash Incentive.
(a)Achievement of Performance Objective(s). Subject to Sections 2.3(b) and 2.3(c), the amount of Earned Cash Incentive, if any, shall be based upon the degree of achievement of the Performance Objective(s), all as more particularly set forth in Exhibit B, with the actual amount of the Earned Cash Incentive interpolated between the performance levels shown on Exhibit B, as determined and certified by the Committee as of the end of the Incentive Period. The percentage level of achievement determined for the Performance Objective(s) shall be multiplied by the target amount of cash subject to the Cash Incentive Award, as specified in the Award Memorandum, to determine the actual amount of Earned Cash Incentive, rounded down to the nearest whole cent. The calculation as to whether the Company has met or exceeded the Performance Objective(s) shall be determined and certified by the Committee in accordance with the award and these terms and conditions. Subject to the terms of the Plan, except as provided in Sections 2.3(b) and 2.3(c), no Cash Incentive Award will become an Earned Cash Incentive unless the Participant remains in the continuous employment of the Company or a Subsidiary during the entire Incentive Period.
(b)Death, Disability, Retirement or a Termination Without Cause. If the Participant experiences a termination of employment with the Company because of the Participant’s death, Disability (as defined herein) or Retirement (as defined herein) or a termination of employment by the Company without Cause (as defined herein) during the Incentive Period, the amount of the Participant’s Cash Incentive Award that becomes an Earned Cash Incentive will be a prorated amount equal to the product of the amount determined after the end of the Incentive Period under Section 2.3(a) (without regard to the requirement that employment continue until the end of the Incentive Period), multiplied by a fraction, the numerator of which is the number of full months the Participant was employed with the Company or a Subsidiary between the start of the Incentive Period and the date of the Participant’s termination of employment, and the denominator of which is 36, rounded down to the nearest whole cent.
For purposes of this Agreement, “Disability” shall mean a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months and that results in the Participant: (i) being unable to engage in any substantial gainful activity; or (ii) receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Company. For purposes of this Agreement, “Retirement” shall mean the Participant’s retirement from active employment with the Company or

Subsidiary upon or after the attainment of age 55 and at least a 5-year period of service with the Company and/or Subsidiary.
(c)Change in Control. In the event a Change in Control occurs during the Incentive Period, the Participant’s Cash Incentive Award will become an Earned Cash Incentive only to the extent provided in Section 2.4.
In the event the Participant otherwise terminates employment prior to becoming entitled to an Earned Cash Incentive or the Participant’s employment is terminated by the Company for Cause, the Participant shall forfeit all rights to any Cash Incentive Award evidenced by this Agreement.
2.4Change in Control Vesting.
(a)If the Participant remains in the continuous employ of the Company or a Subsidiary throughout the period beginning on the Date of Grant and ending on the date of a Change in Control, upon the Change in Control, 100% of the Cash Incentive Award shall become an Earned Cash Incentive, except to the extent that an award meeting the requirements of Section 2.4(d) (a “Replacement Award”) is provided to the Participant in accordance with Section 2.4(d) to replace, adjust, or continue the Cash Incentive Award evidenced by this Agreement (the “Replaced Award”). If a Replacement Award is provided, references to Cash Incentive Award in this Agreement shall be deemed to refer to the Replacement Award after the Change in Control.
(b)If, upon or after receiving a Replacement Award, the Participant experiences a termination of employment with the Company or a Subsidiary of the Company (or any of their successors) (as applicable, the “Successor”) by reason of the Participant terminating employment for Good Reason or the Successor terminating the Participant’s employment other than for Cause, in each case within a period of two years after the Change in Control and during the Incentive Period, 100% of the Replacement Award will become earned and nonforfeitable upon such termination.
(c)If a Replacement Award is provided, notwithstanding anything in this Agreement to the contrary, any portion of the outstanding Cash Incentive Award that at the time of the Change in Control is not subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code) will be deemed to be an Earned Cash Incentive at the time of such Change in Control and will be paid as provided for in Section 2.5(b).
(d)For purposes of this Agreement, a “Replacement Award” means an award: (i) of the same type (e.g., performance-based cash award opportunity) as the Replaced Award; (ii) that has a value at least equal to the value of the Replaced Award; (iii) that is payable in cash; (iv) if the Participant holding the Replaced Award is subject to U.S. federal income tax under the Code, the tax consequences of which to such Participant under the Code are not less favorable to such Participant than the tax consequences of the Replaced Award; and (v) the other terms and conditions of which are not less favorable to the Participant holding the Replaced Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the two preceding sentences are satisfied. The determination of whether the conditions of this Section 2.4(d) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.
(e)For purposes of this Agreement, a termination for “Cause” shall mean that, prior to termination of employment, the Participant shall have committed: (i) and been convicted of a criminal violation involving fraud, embezzlement or theft in connection with his or her duties or in the course of his or her employment with the Company or any Affiliate (or the Successor, if applicable); (ii) intentional wrongful damage to property of the Company or any Affiliate (or the Successor, if applicable); (iii) intentional wrongful disclosure of secret processes or confidential information of the Company or any Affiliate (or the Successor, if applicable); or (iv) intentional wrongful engagement in any competitive activity; and any such act shall have been demonstrably and materially harmful to the Company or any Affiliate (or the Successor, if applicable). For purposes of this Agreement, no act or failure to act on the part of the Participant shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done or omitted to be done by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company or an Affiliate (or the Successor, if applicable).
(f)A termination “for Good Reason” shall mean the Participant’s termination of employment with the Successor as a result of the initial occurrence, without the Participant’s consent, of one or more of the following events:
(i)a material diminution in the Participant’s annual base salary rate as in effect from time to time (“Base Pay”);
(ii)a material diminution in the Participant’s authority, duties or responsibilities;
(iii)a material change in the geographic location at which the Participant must perform services;
(iv)a reduction in the Participant’s opportunity regarding annual bonus, incentive or other payment of compensation, in addition to Base Pay, made or to be made in regard to services rendered in any year or other period pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar agreement, policy, plan, program or arrangement (whether or not funded) of the Successor; and
(v)any other action or inaction that constitutes a material breach by the Participant’s employer of the employment agreement, if any, under which the Participant provides services.
Notwithstanding the foregoing, “Good Reason” shall not be deemed to exist unless: (A) the Participant has provided notice to his or her employer of the existence of one or more of the conditions listed in (i) through (v) above within 90 days after the initial occurrence of such condition or conditions; and (B) such condition or conditions have not been cured by the Participant’s employer within 30 days after receipt of such notice.
2.5Payment of Earned Cash Incentive.
(a)Payment After the Incentive Period. Subject to Sections 2.5(b) and (c), the Earned Cash Incentive shall be paid after the end of the Incentive Period and after the determination and certification by the Committee of the level of attainment of the Performance Objective(s), but in any event no later than 2-½ months after the end of the Incentive Period, to the extent it has not been previously paid to the Participant.
(b)Change in Control. Notwithstanding Section 2.5(a), to the extent there is any Earned Cash Incentive as of a Change in Control, such Earned Cash Incentive will be paid within 10 days of the Change in Control; provided, however, that if such Change in Control would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code, and the regulations thereunder, and where Section 409A of the Code applies to such distribution, payment will be made on the date that would have otherwise applied pursuant to this Section 2.5.

(c)Payment Following a Change in Control. Notwithstanding Section 2.2 and 2.5(a), if, during the two-year period following a Change in Control, the Participant experiences a qualifying termination of employment (as described in Section 2.4(b)), the Earned Cash Incentive as of the date of such termination of employment shall be paid within 10 days of such termination of employment to the extent it has not been previously paid to the Participant; provided, however, that if such Change in Control would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code, and the regulations thereunder, and where Section 409A of the Code applies to such distribution, payment will be made on the date that would have otherwise applied pursuant to this Section 2.5.
(d)General. The Cash Incentive Award is to be settled in cash. The Committee may withhold cash to the extent necessary to satisfy income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related item withholding requirements, as described in Section 5.3.
(e)Payments After Death. Any payment of Earned Cash Incentive to a deceased Participant shall be paid to the estate of the Participant, unless the Participant files a completed Designation of Death Beneficiary with the Company in accordance with its procedures.
(f)Payment Obligation. Prior to payment, the Company shall only have an unfunded and unsecured obligation to make payment of the Earned Cash Incentive to the Participant. The Cash Incentive Award evidenced by this Agreement that has not yet been earned as an Earned Cash Incentive, and any interests of the Participant with respect thereto, are not transferable other than pursuant to the laws of descent and distribution, or in accordance with Section 2.5(e).
ARTICLE 3.
Other Terms and Conditions

3.1Non-Compete and Confidentiality.
(a)The Participant shall not render services for any organization or engage directly or indirectly in any business that is a competitor of the Company or any Affiliate of the Company, or which organization or business is or plans to become prejudicial to or in conflict with the business interests of the Company or any Affiliate of the Company or distribute any secret or confidential information belonging to the Company or any Affiliate of the Company.
(b)Failure to comply with Section 3.1(a) above will cause the Participant to forfeit the right to the Cash Incentive Award and require the Participant to reimburse the Company for the taxable income received as a result of the Cash Incentive Award within the 90-day period preceding the Participant’s termination of employment.
ARTICLE 4.
Acknowledgments

4.1Acknowledgments. In accepting the award, the Participant acknowledges, understands and agrees to the following:
(a)The Plan is established voluntarily by the Company, it is discretionary in     nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)The grant of the Cash Incentive Award is voluntary and occasional and does not create any contractual or other right to receive future grants of Cash Incentive Awards, or benefits in lieu of Cash Incentive Awards, even if Cash Incentive Awards have been granted in the past;

(c)All decisions with respect to future Cash Incentive Awards or other grants, if any, will be at the sole discretion of the Company;
(d)The Participant’s participation in the Plan is voluntary;
(e)The Cash Incentive Award and the Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or services contract with the Company or any Subsidiary and shall not interfere with the ability of the Company, or any Subsidiary, as applicable, to terminate the Participant’s employment or service relationship (if any);
(f)No claim or entitlement to compensation or damages shall arise from forfeiture of any Cash Incentive Award resulting from the Participant ceasing to provide employment or other services to the Company or a Subsidiary (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and in consideration of the grant of the Cash Incentive Award to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company or any of its Subsidiaries, and the Participant waives his or her ability, if any, to bring any such claim, and releases the Company and its Subsidiaries from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;
(g)Neither the Plan nor the Cash Incentive Award shall be construed to create an employment relationship where any employment relationship did not otherwise already exist;
(h)The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition of cash thereunder. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Cash Incentive Award;
(i)The Cash Incentive Award, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(j)The Company reserves the right to impose other requirements on participation in the Cash Incentive Award, to the extent the Company determines it is necessary or advisable in order to comply with local law or other applicable rules or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing; and
(k)Notwithstanding anything in this Agreement to the contrary, the Participant acknowledges and agrees that this Cash Incentive Award, this Agreement and any related benefits or compensation under this Agreement are subject to the terms and conditions of the Company’s clawback policy (if any) as may be in effect from time to time specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Shares may be traded) (the “Compensation Recovery Policy”), and that applicable provisions of this Agreement shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof.
ARTICLE 5.
General Provisions

5.1Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prevents the Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity the Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.
5.2Reserved.
5.3Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by the Participant under this Agreement, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit.
5.4Continuous Employment. For purposes of this Agreement, the continuous employment of the Participant with the Company shall not be deemed to have been interrupted, and the Participant shall not be deemed to have separated from service with the Company, by reason of the transfer of his employment among the Company or Subsidiaries or an approved leave of absence, unless otherwise indicated in the Plan or if required to comply with Section 409A of the Code.
5.5Relation to Other Benefits. Any economic or other benefit to the Participant under the Agreement and these terms and conditions or the Plan shall not be taken into account in determining any benefits to which the Participant may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or Subsidiary.
5.6Adjustments. The Cash Incentive Award evidenced by this Agreement is subject to mandatory adjustment as provided in Section 11 of the Plan.
5.7These Terms and Conditions Subject to Plan. The Cash Incentive Award covered under the Agreement and all of the terms and conditions hereof are subject to all of the terms and conditions of the Plan, a copy of which is available upon request.
5.8Transferability. Except as otherwise provided in the Plan, the Cash Incentive Award is non-transferable and any attempts to assign, pledge, hypothecate or otherwise alienate or encumber (whether by law or otherwise) any portion of the Cash Incentive Award shall be null and void.

5.9Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other Cash Incentive Award materials by and among, as applicable, the Company or Subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.
The Participant understands that the Company or Subsidiary may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any Common Shares of or directorships in the Company that are held, details of all Cash Incentive Awards awarded, canceled, vested, unvested or outstanding in the Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).
The Participant understands that Data will be transferred to the Company’s broker, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients’ use of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant authorizes the Company, the Company’s broker and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participants’ participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands if he or she resides outside the United States, he or she may, at any time, view their respective Data, request additional information about the storage and processing of their Data, require any necessary amendments to their Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, his or her employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the Participant's consent is that the Company would not be able to grant Cash Incentive Awards or equity awards or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.
5.10Amendments. This Agreement can be amended at any time by the Committee. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto. Except for amendments necessary to bring this Agreement into compliance with current law including Section 409A of the Code, no amendment to this Agreement shall materially and adversely affect the rights of the Participant without the Participant’s written consent.
5.11Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be invalid or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
5.12Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Cash Incentive Award by electronic means. By accepting this Cash Incentive Award, the Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
5.13Headings. Headings are given to the articles or sections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.
5.14Governing Law. This Agreement is governed by and construed in accordance with the internal substantive laws of the State of Ohio.
5.15Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause the Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Participant). The terms “termination of employment,” “terminates employment,” and similar words and phrases used in this Agreement mean a “separation from service” within the meaning of Treasury Regulation section 1.409A-1(h). If, at the time of the Participant’s separation from service (within the meaning of Section 409A of the Code), (a) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (b) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the fifth business day of the seventh month after such separation from service.

[Acceptance Page Contained in Exhibit D]

EXHIBITS

Exhibit A        Peer Group
Exhibit B        Performance Objectives
Exhibit C        Relative Total Shareholder Return
Exhibit D        Electronic Acceptance

Exhibit A
PEER GROUP
(20XX – 20XX)
The Peer Group will be the constituents as defined by the SPDR S&P Metals and Mining ETF Index on the first day of trading of the Incentive Period.

The value of the stock of a Peer Group company will be determined in accordance with the following:

1.    If the stock is listed on an exchange in the U.S. or Canada, then the value on such exchange will be used;

2.    Otherwise, if the stock is traded in the U.S. as an American Depositary Receipt (“ADR”), then the value of the ADR will be used; or

3.    Otherwise, the value on the exchange in the country where the company is headquartered will be used.

Exhibit B
PERFORMANCE OBJECTIVES (RELATIVE TSR)
(20XX – 20XX)
The Performance Objective of the Company is based on Relative Total Shareholder Return (share price plus reinvested dividends) over the three-year Incentive Period from January 1, 20XX to December 31, 20XX. Achievement of the Relative Total Shareholder Return objective shall be determined by the Total Shareholder Return of the Company relative to that of the Peer Group, interpolating where necessary. Achievement shall be determined against the scale set forth in the table below:

	Performance Level
Performance Factor	Below Threshold	Threshold	Target	Maximum

Relative TSR	less than 25th percentile	25th percentile	50th percentile	75th or greater percentile
Payout For Relative TSR	0%	50%	100%	200%

Exhibit C
RELATIVE TOTAL SHAREHOLDER RETURN
(20XX - 20XX)

Relative Total Shareholder Return for the Incentive Period is calculated as follows:
1.    The Total Shareholder Return as defined in Section 1.7 of these terms and conditions for the Incentive Period for the Company shall be compared to the Total Shareholder Return for each of the entities within the Peer Group for the Incentive Period. The results shall be ranked to determine the Company’s Relative Total Shareholder Return percentile ranking compared to the Peer Group.
2.    The Company’s Relative Total Shareholder Return for the Incentive Period shall be compared to the Relative Total Shareholder Return performance target range established for the Incentive Period.
3.    The Relative Total Shareholder Return performance target range has been established for the 20XX - 20XX Incentive Period as follows:

20XX - 20XX
Relative Total Shareholder Return
Performance Level	Percentile Ranking

Maximum	75th Percentile
Target	50th Percentile
Threshold	25th Percentile

Exhibit D
ELECTRONIC ACCEPTANCE
Acceptance by the Participant

By selecting the “Accept” box on the website of the Company’s administrative agent, the Participant acknowledges acceptance of, and consents to be bound by, the Plan and this Agreement and any other rules, agreements or other terms and conditions incorporated herein by reference.
IF I FAIL TO ACKNOWLEDGE ACCEPTANCE OF THE AWARD WITHIN NINETY (90) DAYS OF THE DATE OF GRANT SET FORTH IN THE AGREEMENT, THE COMPANY MAY DETERMINE THAT THIS AWARD HAS BEEN FORFEITED.

Participant Name